Exhibit 99.1

At Equity Marketing, Inc.:	At FRB | Weber Shandwick:
Larry Madden	Tony Rossi	Tricia Ross
Chief Financial Officer	Investor Relations	Investor Relations
(323) 932-4315	(310) 407-6563	(310) 407-6540

FOR IMMEDIATE RELEASE

EQUITY MARKETING REPORTS INCREASE
IN REVENUES AND EARNINGS FOR FIRST QUARTER OF 2003

     LOS ANGELES, April 24, 2003 – Equity Marketing, Inc. (Nasdaq: EMAK), a leading marketing services firm, today announced its financial results for the first quarter ended March 31, 2003.

     “Our first quarter performance continued the solid momentum we built throughout 2002,” said Equity Marketing Chairman and Chief Executive Officer Don Kurz. “We generated revenue growth of 31.7% and organic revenue growth of 17.3%, as we had a steady flow of Marketing Services programs for our major clients. In addition, we substantially improved our bottom line as our diluted earnings per share increased by 100% from a year ago, before a 2002 charge for the cumulative effect of change in accounting principles. This improvement is being driven by increasing revenues, as well as steady gross margins and tight expense control.

     “We’re particularly encouraged with the continued strong performance of our Logistix subsidiary in 2003, which is outpacing its record revenues of 2002. Our recently acquired UPSHOT division continues to trend in a positive direction as well, and is making important contributions to both our top and bottom lines.

     “As we expected, sales in our Consumer Products division were down as our Scooby-Doo™ line faced tough comparisons. In the first quarter last year, we had orders in preparation for the release of the Scooby-Doo feature film. The lower Scooby-Doo sales were partially offset by our new line of Crayola® branded bath toys, which is performing well and showing excellent long-term potential,” said Mr. Kurz.

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Equity Marketing,Inc.

First Quarter 2003 Financial Highlights

•	Revenues were $47.6 million, a first quarter record and an increase of 31.7% over the $36.1 million recorded in the same period in 2002. Organic growth, which excludes the impact of the UPSHOT acquisition, was 17.3%.

•	The Logistix and UPSHOT businesses generated $14.9 million in revenues in the first quarter of 2003.

•	Marketing Services revenues for the quarter represented 91.3% of total revenues, while Consumer Products revenues represented 8.7% of total revenues. In the prior year period, Marketing Services revenues represented 79.5% of total revenues, while Consumer Products revenues represented 20.5% of total revenues.

•	Gross profit was 25.8% in the first quarter of 2003, as compared to 25.5% in the same period in 2002. Gross profit was 24.4% in the Marketing Services business and 40.8% in the Consumer Products business in the first quarter of 2003, as compared to 23.9% and 31.7% in the first quarter of 2002.

•	Overall operating expenses were $10.9 million, or 22.9% of revenues, compared with $8.4 million, or 23.1% of revenues, in the prior year. Prior year operating expenses exclude UPSHOT.

•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $2.0 million, an improvement of 56.3% from the $1.3 million recorded in the same period in 2002.

•	Net income was $1.0 million in the first quarter of 2003, or $0.10 per diluted share, compared with a net loss of $1.8 million, or $0.37 per diluted share, in the same period in 2002. The results for the first quarter of 2002 were adjusted retroactively to include a non-cash transition charge in the amount of $2.5 million after tax, or $0.42 per diluted share, pursuant to the adoption of the Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” In the first quarter of 2002, the Company had net income of $0.7 million, or $0.05 per diluted earnings per share, before the cumulative effect of change in accounting principles.

•	Results for the first quarter of 2002 do not include UPSHOT (acquired July 17, 2002).

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Equity Marketing,Inc.

Financial Condition

     At March 31, 2003, the Company had $18.4 million in cash, cash equivalents and marketable securities, $29.1 million in working capital, a current ratio of 1.9 and no debt. In the first quarter of 2003, current asset and liability accounts returned to more normalized levels after experiencing higher year-end balances as a result of the West Coast port strike. The Company continues to be in a strong financial position, even after investing approximately $40 million in cash on the acquisitions of Logistix and UPSHOT and its stock repurchase program over the past two and one-half years.

Stock Repurchase Program

     In July 2002, Equity’s Board of Directors authorized the implementation of a new $10 million stock repurchase program. Through March 31, 2003, the Company had spent a total of $1.7 million from this program to purchase 133,400 shares at an average price of $12.56 per share, including commissions. Since initiating its original buyback program on July 20, 2000, the Company has spent a total of $13.7 million to purchase 1,111,709 shares at an average price of $12.33 per share, including commissions.

Share Count Update

     In accordance with GAAP, based on the level of net income for the first quarter of 2003, the calculation of diluted earnings per share excludes the impact of the assumed conversion of preferred stock and includes the preferred stock dividend. Accordingly, the number of diluted weighted average shares outstanding for purposes of computing earnings per share was 5.9 million shares.

     In subsequent periods, the Company expects its diluted weighted average shares outstanding for purposes of computing earnings per share to be the following (based on its current projections):

Second Quarter 2003: Full Year 2003:	7.6 million shares 7.6 million shares

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Equity Marketing,Inc.

Burger King™ Contract Update

     As indicated in the Company’s Form 8-K filing of April 3, 2003, Equity Marketing signed new multi-year agreements with Burger King Corporation. Equity Marketing will retain its role as primary creative and manufacturing agency for the worldwide premium programs of its largest client, Burger King Corporation. The Company believes these agreements will provide improved visibility and predictability with respect to its Burger King related revenue over the next several years.

     The Company is also in the process of completing negotiations for the renewal of its long-term contract with Restaurant Services, Inc. (RSI), the exclusive domestic purchasing cooperative for the Burger King system, as well as an international supply agreement with Burger King pertaining to the supply of premiums outside of the United States. These agreements are expected to be finalized within the next two months.

Outlook

     Equity Marketing expects second quarter 2003 revenues to range between $56 million and $60 million, and diluted earnings per share to range between $0.26 and $0.30. The Company also reaffirmed its guidance for the full year 2003, and continues to expect revenues to range between $230 million and $260 million, and diluted earnings per share to range between $1.20 and $1.50.

     Mr. Kurz commented on the outlook for Equity Marketing. “The outlook for the remainder of the year looks promising. Given the $142 million backlog that we reported as of March 19, 2003 and our new multi-year agreements with Burger King Corporation, our businesses have good visibility for continued revenue growth. Our belief is that consistent revenue growth coupled with improving gross margins and prudent expense management is the key to increasing the value of our company.

     “We are seeing consistent levels of spending from Equity’s long-time Marketing Services clients, which provides an excellent foundation for growth. In addition, Logistix is on pace for another record year, and we expect UPSHOT to be solidly profitable in 2003. We continue to introduce our expanded marketing services to both current and potential clients. While budgets are still tight given the sluggish economy, we are finding more companies entering the planning

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Equity Marketing,Inc.

stages for larger marketing initiatives, which is having a positive impact on our global new business pipeline.

     “For the remainder of the year, we expect to see increasing momentum in our Consumer Products division as we introduce a number of new product lines. We will make our first shipments of Disney’s Kim Possible™ in the second quarter, which will initially be sold exclusively at Wal*Mart. With both Wal*Mart and Disney supporting Kim Possible with promotion and advertising, we believe this product line has particularly good prospects. In the third quarter, we will roll out The Powerpuff Girls TM, Samurai Jack TM and Bear in the Big Blue House™ products. We anticipate that the Company will benefit from both higher sales from this business going forward, as well as the higher gross margins that it generates.

     “We have had positive experiences with Logistix and UPSHOT, and acquisitions will remain an important, complementary part of our growth strategy. The marketing services industry continues to be fragmented, which results in a large pool of acquisition candidates. With our strong financial position and consistent free cash flow, we have the ability to acquire additional companies that can further our growth and diversification goals and build long-term shareholder value,” said Mr. Kurz.

First Quarter Conference Call

     The Company will host a conference call today at 4:30 p.m. ET/1:30 p.m. PT to discuss its first quarter 2003 financial results and operational highlights. All interested parties may listen to the live call or access a replay of the call via the Internet at www.equity-marketing.com. To listen to the live call, visit the Investor Relations page of the Web site at least 15 minutes prior to download any necessary software.

     To be added to Equity Marketing’s investor e-mail lists, please contact Tricia Ross via e-mail at tross@webershandwick.com or via phone at (310) 407-6540.

     Equity Marketing, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, New York, London, Paris and Hong Kong. The Company focuses on the design and execution of strategy-based marketing programs, with particular

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Equity Marketing,Inc.

expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental branding. The Company’s clients include Burger King Corporation, CVS/pharmacy, Diageo, Discover Financial Services, Dr Pepper/Seven Up, Kellogg’s, and Procter & Gamble, among others. The Company complements its core marketing services business by developing and marketing distinctive consumer products, based on trademarks it owns or classic licensed properties, which are sold through specialty and mass-market retailers. More information about Equity Marketing is available on the Company’s web site at www.equity-marketing.com.

NOTE: All trademarks and registered trademarks are property of their respective owners.

Certain expectations and projections regarding the future performance of Equity Marketing, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2003 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.

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Equity Marketing, Inc. Page 7 of 10

Equity Marketing, Inc.
Condensed Consolidated Statements of Income
(In thousands, except share and per share data)

	Three Months Ended
	March 31,
	(Unaudited)

	2003	2002

Revenues	$47,567	$36,115
Cost of sales	35,287	26,904

Gross profit	12,280	9,211
Operating expenses:
Salaries, wages and benefits	5,861	4,277
Selling, general and administrative	5,025	4,077

Total operating expenses	10,886	8,354

Income from operations	1,394	857
Other income	102	48

Income before provision for income taxes and cumulative effect of change in accounting principles	1,496	905
Provision for income taxes	518	235

Income before cumulative effect of change in accounting principles	978	670
Cumulative effect of change in accounting principles, net of tax	—	(2,496)

Net income (loss)	978	(1,826)
Preferred stock dividends	375	375

Net income (loss) available to common stockholders	$603	$(2,201)

Basic income (loss) per share
Income per share before cumulative effect of change in accounting principles	$0.11	$0.05
Cumulative effect of change in accounting principles	—	(0.44)

Income (loss) per share	$0.11	$(0.39)

Weighted average shares outstanding	5,708,279	5,708,343

Diluted income (loss) per share
Income per share before cumulative effect of change in accounting principles	$0.10	$0.05
Cumulative effect of change in accounting principles	—	(0.42)

Income (loss) per share	$0.10	$(0.37)

Weighted average shares outstanding	5,882,609	5,884,044

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Equity Marketing, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

ASSETS	March 31,	December 31,
	2003	2002
	(Unaudited)

Cash and cash equivalents	$13,940	$25,833
Marketable securities	4,500	1,000
Accounts receivable, net	25,167	43,817
Inventories	13,517	16,363
Prepaid expenses and other current assets	5,076	4,807

CURRENT ASSETS	62,200	91,820
Fixed assets, net	3,941	4,185
Intangible assets, net	34,114	34,499
Other assets	3,622	2,750

TOTAL ASSETS	$103,877	$133,254

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$—	$—
Accounts payable	17,495	38,334
Accrued liabilities	15,562	24,329

CURRENT LIABILITIES	33,057	62,663
Long-term liabilities	1,636	1,596

TOTAL LIABILITIES	34,693	64,259

Mandatory redeemable preferred stock	23,049	23,049

Common stock	—	—
Additional paid-in capital	21,806	21,641
Retained earnings	39,292	38,689
Accumulated other comprehensive income	1,423	1,710
Less:
Treasury stock	(15,839)	(15,506)
Unearned compensation	(547)	(588)

TOTAL STOCKHOLDERS’ EQUITY	46,135	45,946

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$103,877	$133,254

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Equity Marketing, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 31,
	(Unaudited)

	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$978	$(1,826)
Adjustments to reconcile net income to net cash used in operating activities:
Cumulative effect of change in accounting principles, net of tax	—	2,496
Depreciation and amortization	472	397
Provision for doubtful accounts	89	65
Loss on disposal of fixed assets	3	—
Tax benefit from exercise of stock options	11	8
Amortization of restricted stock	41	—
Other	(1)	(6)
Changes in operating assets and liabilities- Increase (decrease) in cash and cash equivalents:
Accounts receivable	18,472	(500)
Note receivable	—	498
Inventories	2,822	(969)
Prepaid expenses and other current assets	(370)	366
Other assets	(869)	(9)
Accounts payable	(20,765)	(2,741)
Accrued liabilities	(8,725)	1,242
Long-term liabilities	40	(58)

Net cash used in operating activities	(7,802)	(1,037)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of fixed assets	(117)	(329)
Purchase of marketable securities, net	(3,500)	—
Proceeds from sale of fixed assets	16	20

Net cash used in investing activities	(3,601)	(309)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of preferred stock dividends	(375)	(375)
Purchase of treasury stock	(333)	(267)
Proceeds from exercise of stock options	154	58

Net cash used in financing activities	(554)	(584)

Net decrease in cash and cash equivalents	(11,957)	(1,930)
Effects of exchange rates on cash and cash equivalents	64	(31)
CASH AND CASH EQUIVALENTS, beginning of period	25,833	21,935

CASH AND CASH EQUIVALENTS, end of period	$13,940	$19,974

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Equity Marketing,Inc.

Equity Marketing, Inc.
EBITDA
(In thousands)

EBITDA is calculated as follows:

	Three Months Ended
	March 31,
	(Unaudited)

	2003	2002

Income before cumulative effect of change in accounting principles	$978	$670
Interest expense (income), net	4	(40)
Provision for income taxes	518	235
Depreciation	408	370
Amortization	64	27

EBITDA	$1,972	$1,262

EBITDA is reconciled to cash flows used in operating activities, the most comparable measure under generally accepted accounting principles, as follows:

	Three Months Ended
	March 31,
	(Unaudited)

	2003	2002

EBITDA	$1,972	$1,262
Interest (expense) income, net	(4)	40
Provision for income taxes	(518)	(235)
Changes in operating assets and liabilities	(9,395)	(2,171)
Other, net	143	67

Net cash used in operating activities	$(7,802)	$(1,037)

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